Exhibit 99.1

NEWS RELEASE

AFC ENTERPRISES REPORTS FISCAL 2011 OPERATING RESULTS;

INCREASES FISCAL 2011 EARNINGS GUIDANCE

ATLANTA, January 25, 2012 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported selected unaudited results for its fiscal fourth quarter and fiscal year which ended December 25, 2011.

Global same-store sales increased 5.8 percent in the fourth quarter, compared to a 6.0 percent increase last year. For the full year 2011, global same store sales increased 3.1 percent, compared to a 2.6 percent increase in 2010, exceeding the Company’s previous full year guidance of positive 2.0 to 2.5 percent.

During the fourth quarter, the Popeyes system opened 32 domestic and 20 international restaurants, bringing full year 2011 openings to 140 restaurants, compared to 106 restaurants last year. Openings were in line with the Company’s previous guidance of 130 to 140 new restaurants in 2011. The Popeyes system permanently closed 75 restaurants in fiscal 2011, resulting in net unit growth of 65 restaurants, compared to 39 net restaurants in 2010. The 2011 net unit growth was in the range of the Company’s previous guidance of 50 to 70 net restaurants.

The Company now expects general and administrative expenses for full year 2011 will be in the range of $61.2-$61.4 million. At approximately 3.1 percent of system-wide sales, the Company’s general and administrative expenses remain among the lowest in the restaurant industry. The Company’s previous guidance was $61.0-$62.0 million, including $1.0 million for the 2011 corporate office relocation.

The Company’s effective tax rate for full year 2011 is now expected to be approximately 35.0-36.0 percent, compared to the previous guidance of 36.0-37.0 percent due to tax credits recognized during the year.

Based on the fourth quarter sales and store opening performance, the Company now expects fiscal 2011 fourth quarter reported earnings per diluted share (“EPS”) will be $0.22-$0.23 and full year reported EPS will be $0.96-$0.97, compared to $0.90 in fiscal 2010. Adjusted EPS for the fourth quarter is now expected to be $0.23-$0.24, bringing full year adjusted EPS to $0.98-$0.99, compared to adjusted EPS of $0.86 in fiscal 2010. This is an increase from the Company’s previous guidance of adjusted EPS of $0.93-$0.97. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See Adjusted EPS calculations under the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Management expects to provide fiscal 2012 guidance concurrent with the filing of the Company’s 2011 Annual Report on Form
10-K, which is due to be filed no later than March 9, 2012.

NEWS RELEASE

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 25, 2011, Popeyes had 2,034 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

	Q4 Ended 12/25/2011	Q4 Ended 12/26/2010	Year ended 12/25/2011	Year ended 12/26/2010
Total Same-Store Sales
Company-operated	(1.5%)	9.2%	1.1%	4.0%
Franchised [a]	6.2%	6.1%	3.1%	2.5%

Total Domestic	5.9%	6.2%	3.0%	2.5%
International [b]	5.0%	4.3%	3.4%	3.1%

Global	5.8%	6.0%	3.1%	2.6%
Total Franchised (a and b)	6.0%	5.9%	3.1%	2.6%

New Unit Openings
Company-operated	2	1	2	1
Franchised	30	21	71	44

Total Domestic	32	22	73	45
International	20	26	67	61

Global	52	48	140	106
Unit Count*
Company-operated	40	38	40	38
Franchised	1,587	1,542	1,587	1,542

Total Domestic	1,627	1,580	1,627	1,580
International	407	397	407	397

Global	2,034	1,977	2,034	1,977

*	Unit count is presented net of temporarily closed restaurants. At 12/25/2011 there were 8 temporarily closed restaurants, and at 12/26/2010 there were 5 temporarily closed restaurants.

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

The Company’s adjusted earnings per diluted share is a supplemental non-GAAP financial measure. The Company uses adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes this measure is an important indicator of its operational strength and performance of its business because it provides a link between profitability and operating cash flow. Adjusted earnings per diluted share as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share: (a) do not represent net or earnings per share as defined by GAAP; and (b) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

Adjusted Earnings per Diluted Share: Calculation and Definition

The Company calculates fiscal 2011 fourth quarter adjusted earnings per diluted share by excluding $0.4 million, or $0.01 per diluted share of expenses related to the Company’s office relocation. The Company calculates fiscal 2011 full year adjusted earnings per diluted share by excluding (i) $1.2 million, or $0.03 per diluted share, of expenses and accelerated depreciation related to the Company’s office relocation, and (ii) $0.3 million of other income, or $0.01 per diluted share, related to the net gain on the sale of assets, partially offset by impairments and disposals of other assets.

The Company defines adjusted earnings for fiscal 2010 as the Company’s reported net income after adjusting for certain non-operating items consisting of: (i) $0.7 million for impairments and disposals of fixed assets partially offset by $0.5 million for net gain on sales of assets), (ii) the interest expense associated with the credit facility refinancing, (iii) the tax effect of these adjustments, and (iv) the tax audit benefit. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for fiscal year 2010, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(in millions, except per share data)	FY 2010
Net income	$22.9
Other expense (income), net	$0.2
Interest Expense associated with credit facility	$0.6
Tax effect	$(0.3)
Tax audit benefit	$(1.4)
Adjusted net income	$22.0
Adjusted earnings per diluted share	$0.86
Weighted-average diluted shares outstanding	25.5

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These

NEWS RELEASE

forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s anticipated 2011 projections regarding general and administrative expenses, net and adjusted earnings per diluted share, effective tax rate and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised restaurants, a decline in our ability to franchise new restaurants, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2010 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com